Exhibit 3.1(i)(b)

Filed in the Office of	Business Number E32388472023-1
[signature]	Filing Number 20233240185
Secretary of State State Of Nevada	Filed On 6/1/2023 5:00:00 PM
	Number of Pages 9

DocuSign Envelope ID: 88AE5D5A-14D8-4AFF-ACBA-F1CACC393913

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: LogicMark, Inc. Entity or Nevada Business Identification Number (NVID): E32388472023-1
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Non-Convertible Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* LogicMark, Inc. Certificate of Designations, Preferences and Right (cont'd)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	/s/ Chia-Lin Simmons Date: 06/01/2023 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/15/2022

LOGICMARK, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES C NON-CONVERTIBLE VOTING PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

LogicMark, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada (the “NRS”), does hereby certify that, pursuant to authority conferred upon the Company’s board of directors (the “Board”) by the Company’s articles of incorporation, (the “Charter”), and pursuant to NRS 78.1955 the Board adopted resolutions (i) designating a new series of the Company’s previously authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) providing for the designations, preferences, and relative, optional or other rights, and the qualifications, limitations or restrictions thereof, of 2,000 shares of Series C Non-Convertible Voting Preferred Stock of the Company, as follows:

RESOLVED, that the Company is designating 2,000 shares of Preferred Stock as Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share, which shall have the following terms, designations, preferences and other special rights:

Series C Preferred Stock

1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated as the “Series C Non-Convertible Voting Preferred Stock”, par value $0.0001 per share (the “Series C Preferred Stock”), is hereby established. The total number of designated shares of Series C Preferred Stock shall be 2,000.

2. RANK. The Series C Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to all classes or series of shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), of the Company and to all other equity securities issued by the Company from time to time (together with the Common Stock, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities outstanding on the Original Issue Date unless and until such securities are converted into equity securities of the Company.

3. FUNDAMENTAL CHANGE.

(a) If a Fundamental Change occurs at any time while the Series C is outstanding, (i) the holders of shares of Series C Preferred Stock then outstanding shall be immediately paid, out of the assets of the Company or the proceeds of such Fundamental Change, as applicable, and legally available for distribution to its stockholders, an amount in cash equal to the Stated Amount per share of Series C Preferred Stock plus any accrued but unpaid dividends (the “Fundamental Change Amount”); and (ii) no distributions or payments shall be made in respect of any Junior Securities unless all Fundamental Change Amounts, if any, are first paid in full.

(b) In the event that, upon any such Fundamental Change, that has been approved by the holders of the Series C Preferred Stock in accordance with Section 7(e), the legally available assets of the Company and proceeds of such Fundamental Change are insufficient to pay the full amount of the Fundamental Change Amount on all outstanding shares of Series C Preferred Stock, then the holders of the Series C Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Fundamental Change Amount to which they would otherwise be respectively entitled.

(c) In furtherance of the foregoing, the Company shall take such actions as are necessary to give effect to the provisions of this Section 3 including, without limitation, (i) in the case of a Change in Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series C Preferred Stock are converted into or exchanged for cash or (ii) in the case of a Change in Control structured as an asset sale or a transfer of Capital Stock of the Company, as promptly as practicable following such transaction, either dissolving the Company and distributing the assets of the Company in accordance with applicable law or redeeming all outstanding shares of Series C Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in this Section 3.

(d) Except as limited by Section 3(b), to the extent the full amount required to be paid to the holders of Series C Preferred Stock pursuant to Section 3(a) are not paid within sixty (60) days of a Fundamental Change, any such unpaid Fundamental Change Amount shall increase by ten percent (10%) each thirty (30) days thereafter (pro-rated for partial periods) until paid in full.

(e) After payment of the full amount of the Fundamental Change Amount (subject to limitation pursuant to Section 3(b)), the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company.

Upon the Company’s provision of written notice as to the effective date of any Fundamental Change, accompanied by cash payment in the amount of the full Fundamental Change Amount to each record holder of the Series C Preferred Stock, the Series C Preferred Stock shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series C Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Company.

4. DEFINITIONS.

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Affiliated Entities” means, with respect to any Holder, means (i) any Affiliate of such Holder, and (ii) any fund that is administered or managed by such Holder, any Affiliate of such Holder or any entity or an Affiliate of an entity that administers or manages such Holder.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, State of New York are authorized or required by law to remain closed.

(d) “Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that “Capital Stock” shall not include any indebtedness that is convertible or exchangeable for Capital Stock that is outstanding as of the Original Issue Date.

(e) A “Change in Control” shall be deemed to have occurred if any of the following occurs after the Original Issue Date:

(i) any “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”) is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the Company’s voting stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock entitled to vote generally in elections of directors;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or change in par value and any recapitalization, reclassification or change of the Common Stock pursuant to a transaction described in Clause (B) below) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving the Company pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Subsidiaries; provided that a transaction described in clause (A) or (B) above pursuant to which the Persons that “beneficially owned,” directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction shall not constitute a “Change in Control”; or

(iii) the Board of Directors or holders of the Capital Stock of the Company approve any plan or proposal for the liquidation, dissolution or winding up of the Company; provided, however, that a Change in Control shall not be deemed to have occurred if at least ninety percent (90%) of the consideration received or to be received by the holders of the Common Stock in a transaction or transactions described under clause (ii) above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The Nasdaq Capital Market (or any of their respective successors), or will be so traded immediately following such transaction. In addition, for purposes of this definition, a transaction or event described under both clause (i) and clause (ii) above (whether or not the exceptions in clause (ii) apply) shall be evaluated solely under clause (ii) of this definition of Change in Control. If any transaction in which the Common Stock is replaced by, converted into or exchanged for property consisting of common equity of another entity, following the effective date of the related transaction that would have been a Fundamental Change but for the proviso immediately following clause (iii)(C) of this definition, references to the Company in this definition shall instead be references to such other entity.

(f) “Dividend Rate” means five percent (5%) per annum. In the event that the Company’s market capitalization is $50,000,000 for greater than thirty (30) consecutive days, then the Dividend Rate shall increase to fifteen percent (15%) per annum.

(g) “Fundamental Change” means an event that shall be deemed to have occurred at the time after the date hereof when any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and the Company’s and its Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than fifty percent (50%) of the voting power of all classes the Company’s equity securities entitled to vote generally in the election of the Company’s directors;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets; (B) any share exchange, consolidation, merger or similar event involving the Company pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s Subsidiaries (any such share exchange, consolidation, merger, similar event, transaction or series of transactions being referred to for purposes of this clause (ii) as an “event”); provided that any such event described in clause (A) or (B) where the holders of all classes of the Company’s voting capital stock immediately prior to such event own, directly or indirectly, more than fifty percent (50%) of the Voting Stock of the continuing or surviving Person or transferee or the parent thereof immediately after such event and such holders’ proportional voting power immediately after such event vis-à-vis each other with respect to the securities they receive in such event will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such event shall not constitute a Fundamental Change under this clause (ii);

(iii) the holders of the Common Stock approve any plan or proposal for the Company’s liquidation or dissolution; or

(iv) the Common Stock ceases to be listed, quoted, or admitted for trading on any Permitted Exchange, or the announcement by any Permitted Exchange on which the Common Stock is then listed or admitted for trading that the Common Stock will no longer be so listed or admitted for trading, unless the Common Stock has been accepted for listing or admitted for trading on another Permitted Exchange.

(h) “Original Issue Date” means May 22, 2017.

(i) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(j) “Permitted Exchange” means the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the NYSE MKT, any level of the OTC Markets operated by OTC Markets Group, Inc. or the OTC Bulletin Board (or any successors to any of the foregoing).

(k) “Relevant Market” means, as of any day, The Nasdaq Capital Market or, if the Common Stock is not listed on The Nasdaq Capital Market on such day, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed for trading.

(l) “Stated Value” means $200,000.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Effective Time.

(m) “Subsidiary” or “Subsidiaries” means any direct or indirect, controlled subsidiary of the Company, and, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(n) “Termination of Trading” means the Common Stock (or other capital stock for which the Common Stock was exchanged) ceases to be listed or quoted on a Permitted Exchange, or the announcement by any Permitted Exchange on which the Common Stock (or such other common stock) is trading that the Common Stock (or such other common stock) has been delisted (or admission has been revoked) and will not be immediately relisted or readmitted for trading on any Permitted Exchange.

(o) “Trading Day” means any day on which the Common Stock is traded on the Relevant Market, or, if the Relevant Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the holders of at least seventy percent (70%) of the outstanding shares of Series C Preferred Stock; provided that if the Common Stock is not listed on a Relevant Market, “Trading Day” means a Business Day.

5. DIVIDENDS. From and after the Original Issue Date, each holder of a share of Series C Preferred Stock shall be entitled to receive dividends (the “Dividends”), which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the Stated Value of such share of Series C Preferred Stock at the Dividend Rate, which shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Series C Preferred Stock shall commence accumulating on the Original Issue Date and shall be computed on the basis of a 360- day year, 30-day months. Dividends shall be payable quarterly on the following dates (each, a “Dividend Date”): (1) the first (1st) Dividend Date being October 1, 2017; (ii) the second (2nd) Dividend Date being January 1, 2018; (iii) the third (3rd) Dividend Date being April 1, 2018; and the forth (4th) Dividend Date being July 1, 2018. Thereafter the dividends shall be paid quarterly on January 1, April 1, July 1, and October 1 of each year. The Company shall pay the Dividends in cash.

6. REDEMPTION. The Series C Preferred Stock may be redeemed by the Company in cash at any time, in whole or in part, upon payment of the Stated Value per share of such redeemed Series C Preferred Stock, and all related accrued but unpaid dividends.

7. VOTING RIGHTS. The holders of the Series C Preferred Stock shall be entitled to vote on any matter submitted to the stockholders of the Company for a vote. One (1) share of Preferred Stock shall carry the same voting rights as one (1) share of Common Stock. The Company shall not (and shall not have the power to), by merger, consolidation, reclassification, amendment or otherwise without first obtaining the consent of the holders of at least seventy percent (70%) of the outstanding shares of Series C Preferred Stock, voting as a separate class, directly or indirectly, take or permit any of the following: (a) the authorization or issuance of any equity security senior to or on a parity with the Series C Preferred Stock with respect to payments on a Fundamental Change, payment of dividends, or redemption rights; (b) any amendment to the Company’s Charter or bylaws which effects the rights, preferences or privileges of the Series C Preferred Stock in a manner that is adverse and disproportionate to the effect of such amendment on the rights, preferences or privileges of the other authorized classes or series of capital stock of the Company or which increases the number of authorized or issued shares of Series C Preferred Stock; (c) any amendment to this Certificate of Designations which adversely affects the rights, preferences or privileges of the Series C Preferred Stock; or (d) reclassification of any Series C Preferred Stock, or (e) the consummation of any Fundamental Change unless each holder of Series C Preferred Stock receives in cash upon the occurrence of the Fundamental Change the amount provided for in Section 3(a).

8. CONVERSION. The shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company. In the event that the Series C Preferred Stock is amended to be convertible, then, the Series C Preferred Stock shall not be convertible into Common Stock unless, in accordance with Nasdaq Rule 5635(a) the Company receives shareholder approval to allow for such conversion into Common Stock of the Company.

9. TERM. The Series C Preferred shall be a perpetual preferred with no termination date.

10. LEGEND. In the event the Board determines that the shares of Series C Preferred Stock shall be certificated, the Company shall include on such certificates any legends that the Board determines to be necessary or appropriate.

11. DEFINITIONS. Capitalized terms used herein without definition shall have the same meanings given to such terms in the Charter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designations to be signed by the undersigned, a duly authorized officer of the Corporation, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true and under penalty of perjury this 1st day of June, 2023.

/s/ Chia-Lin Simmons
Name:	Chia-Lin Simmons
Title:	Chief Executive Officer